Exhibit 99.1

August 20, 2026

Amaze Holdings Enters Letter of Intent for Strategic Investment in Live Social Creator Platform C2

Collaboration Would Expand Discovery, Engagement and Monetization Opportunities for Creators Across Both Platforms

COSTA MESA, Calif., August 20, 2026 (GLOBE NEWSWIRE) — Amaze Holdings, Inc. (NYSE American: AMZE) (“Amaze”), a company focused on creator-powered commerce, today announced that it has entered into a non-binding letter of intent (the “LOI”) to make a strategic minority investment in C2 Live Inc. (“C2”) (C2Live.co), a creator-first live social platform and subsidiary of C2 Capital Group, Inc.

The potential collaboration will be designed to create new opportunities for creators and audiences across both platforms, including expanded discovery, engagement and monetization through cross-promotional initiatives spanning each company’s creator, brand and audience ecosystems. Amaze has built more than 14 million creator storefronts over the course of its history, while C2 has approximately 1.5 million registered users.

The proposed strategic investment would bring together Amaze’s commerce infrastructure and creator tools with C2’s live social ecosystem, combining complementary strengths across creator monetization, engagement, commerce and technology. The companies intend to explore collaboration across product strategy, technology, creator initiatives and go-to-market opportunities, including integrating Amaze’s commerce, fulfillment and shopper analytics capabilities with C2’s expertise in live social engagement, virtual economies and gamification.

Since launching approximately two years ago, C2 has generated more than $11 million in cumulative revenue, with revenue increasing more than 245% year-over-year in its most recent quarter. C2 has no outstanding debt and continues to expand across North America and Asia while investing in product innovation, creator monetization and commerce. C2 competes in the global live social market with established platforms such as TikTok LIVE and BIGO, a live social platform operated by JOYY Inc., with a differentiated focus on gamification, creator monetization and direct audience engagement. The proposed strategic investment is expected to support continued product development, creator growth and market expansion while strengthening C2’s position within the global live social and creator economy.

“This investment is about giving creators more ways to turn real-time engagement into income,” said Joel Krutz, Chief Executive Officer of Amaze. “By connecting our commerce infrastructure and creator tools to C2’s live social platform, we’re opening new paths for discovery, engagement and monetization for creators across both ecosystems, while giving our shareholders exposure to an engine that is already turning that engagement into rapidly growing revenue.”

“This collaboration creates opportunities to engage with Amaze’s ecosystem of more than 14 million creator storefronts,” said Jonathan Honig, Chairman of the Board of C2 Capital Group, Inc. “We believe this strategic alignment can generate meaningful long-term value for both companies and their shareholders.”

“We’re excited about the opportunity to welcome Amaze as a strategic partner and investor in C2,” said Lamont Wilcott, Chief Executive Officer of C2. “The proposed investment would provide additional capital and strategic capabilities to help accelerate our roadmap across gamification, storefronts and live shopping.”

Dominari Securities, LLC, a subsidiary of Dominari Holdings Inc. (DOMH), has been, and continues to be, an advisor to C2 Capital Group, Inc. since inception and is supportive of the deal.

Amaze intends to provide further information regarding the proposed transaction as appropriate. Investors are encouraged to review Amaze’s filings with the Securities and Exchange Commission at www.sec.gov.

For investor information, please contact IR@amaze.co.

For press inquiries, please contact PR@amaze.co.

About Amaze

Amaze Holdings, Inc. is an end-to-end, creator-powered commerce platform offering tools for brand development, product creation, advanced e-commerce, audience growth and scalable managed services. By helping people turn what they know, create and share into sustainable income, Amaze enables creators to build deeper audience relationships and more flexible paths to a better life. Discover more at www.amaze.co.

About C2

C2 is a creator-first live streaming platform that adds a social layer to live video by connecting creators and audiences through real-time interaction, gamification and community. Its engagement-driven model enables creators to monetize direct audience participation through virtual goods and interactive experiences. With a growing presence across North America and Asia, C2 is developing a broader suite of tools and services designed to support creators in building, engaging and monetizing their audiences. C2 is operated by C2 Live Inc., a subsidiary of C2 Capital Group, Inc. For more information, visit C2Live.co.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements relate to the closing of the proposed transaction with C2 and the resulting future business relationship. These statements can be identified by words such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” and are based on our current expectations and views concerning future events and developments and their potential effects on us. Some or all of these forward-looking statements may not occur.

Factors that could cause actual results to differ materially include, but are not limited to: (i) the inability of the parties to negotiate and execute a mutually acceptable Definitive Agreement; (ii) the failure to satisfy the conditions to closing of the transaction, including Amaze’s ability to raise the necessary capital and the condition of the capital markets for smaller issuers; (iii) the incurrence of unexpected costs, liabilities or delays relating to the transaction; (iv) the occurrence of a material adverse change in the business, assets, or financial condition of C2 Capital; (v) the risk that the transaction may not be completed on the anticipated terms or timeline, or at all, or that the transaction will have the anticipated results; and (vi) risks include the Risk Factors contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2025.

Source: Amaze Holdings, Inc.